Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture, dated as of December 18, 2013, (this “First Supplemental Indenture”) among Perrigo Company plc, an Irish public limited company (the “Company”), Habsont Limited, a private limited company organized and existing under the laws of Ireland, Leopard Company, a Delaware Corporation (Habsont Limited and Leopard Company, the “Initial Guarantors”), Perrigo Company, L. Perrigo Company, PBM Nutritionals, LLC, PBM Products, LLC, PBM International Holdings, LLC, PBM Foods, LLC, PBM China Holdings, LLC, Paddock Laboratories, LLC, Perrigo New York, Inc., Sergeant’s Pet Care Products, Inc., Velcera, Inc., FidoPharmBrands, LLC, FidoPharm, Inc., Meridian Animal Health, LLC, Perrigo Company of South Carolina, Inc., Perrigo International, Inc., Perrigo API USA, Inc. (f/k/a ChemAgis USA, Inc.), Perrigo Diabetes Care, LLC, Perrigo Pharmaceuticals Company, Perrigo Florida, Inc., SPC Trademarks, LLC, Pet Logic, L.L.C., LoradoChem, Inc., Perrigo Sourcing Solutions, Inc., Perrigo Sales Corporation, Perrigo Research & Development Company, P2C, Inc., Perrigo Company of Tennessee Inc., Cobrek Pharmaceuticals, Inc., PBM Holdings LLC and PBM Canada Holdings, LLC (the “Perrigo Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, the Guarantors (as defined in the Indenture) and the Trustee are parties to an indenture (the “Indenture”), dated as of November 8, 2013, as supplemented from time to time, providing for the issuance by the Company of $500,000,000 aggregate principal amount of 1.30% Senior Notes due 2016 (the “2016 Notes”), $600,000,000 aggregate principal amount of 2.30% Senior Notes due 2018 (the “2018 Notes”), $800,000,000 aggregate principal amount of 4.00% Senior Notes due 2023 (the “2023 Notes”) and $400,000,000 aggregate principal amount of 5.30% Senior Notes due 2043 (the “2043 Notes” and, together with the 2016 Notes, the 2018 Notes and the 2023 Notes, the “Notes”);

WHEREAS, Section 1014 of the Indenture provides that under certain circumstances, a Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall irrevocably and unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “New Guarantee”); and

WHEREAS, pursuant to Section 903 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to be Bound. Each Perrigo Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

(3) Guarantee. Each Perrigo Guarantor agrees, on a joint and several basis with all existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the obligations of the Company pursuant to and as set forth in Article Seventeen of the Indenture.

(4) Release of Guarantee.

(a) The Guarantee of each Perrigo Guarantor shall be automatically and unconditionally released and discharged upon:

(i) the consummation of any transaction permitted under the Indenture (including a sale, transfer, disposition or distribution of such Guarantor to a Person that is not the Company or one of its Subsidiaries) resulting in such Guarantor ceasing to be a Subsidiary;

(ii) upon the merger or consolidation of any Guarantor with and into the Company or upon the liquidation of such Guarantor following the transfer of all of its assets to the Company;

(iii) the release or discharge of the guarantee by such Guarantor of all outstanding indebtedness under the Permanent Credit Facilities; or

(iv) the exercise by the Company of its legal defeasance option or covenant defeasance option pursuant to Article Fourteen of the Indenture or the discharge of the Company’s obligations under the Indenture in accordance with the terms of the Indenture; and

(b) such Guarantor delivering to the Trustee an Officers’ Certificate of such Guarantor or the Company and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction or release and discharge have been complied with.

(5) Severability. In case any provision of this New Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(6) Benefits. Acknowledged. Each of the Perrigo Guarantors acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that its guarantee and waivers (to the extent permitted by applicable law) pursuant to the New Guarantee are knowingly made in contemplation of such benefits.

(7) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of a Perrigo Guarantor shall have any liability for any obligations of the Company or the Guarantors (including a Perrigo Guarantor) under the Notes, any Guarantees, the Indenture or this First Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(8) Trustee Disclaimer. The recitals contained in this First Supplemental Indenture shall be taken as the statements of the Company and the Perrigo Guarantors and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this First Supplemental Indenture.

(9) Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterparty may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(10) Headings. The headings of the sections in this First Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

PERRIGO COMPANY PLC

By:	/s/ Judy L. Brown
	Name:	Judy L. Brown
	Title:	Director

[Signature Page to First Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

Perrigo Company

By:	/s/ Judy L. Brown
	Name:	Judy L. Brown
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

Perrigo API USA, Inc.

By:	/s/ Ronald L. Winowiecki
	Name:	Ronald L. Winowiecki
	Title:	Treasurer

[Signature Page to First Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

L. Perrigo Company

Perrigo Pharmaceuticals Company

Perrigo Company of South Carolina, Inc.

Perrigo International, Inc.

Sergeant’s Pet Care Products, Inc.

Perrigo New York, Inc.

Velcera, Inc.

FidoPharm, Inc.

PBM Products, LLC

PBM International Holdings, LLC

PBM Foods, LLC

PBM Nutritionals, LLC

Paddock Laboratories, LLC

PBM China Holdings, LLC

FidoPharmBrands, LLC

Perrigo Diabetes Care, LLC

Meridian Animal Health, LLC

Perrigo Florida, Inc.

SPC Trademarks, LLC

Pet Logic, L.L.C

LoradoChem, Inc.

Perrigo Sales Corporation

Perrigo Sourcing Solutions, Inc.

Perrigo Research & Development Company

P2C, Inc.

Perrigo Company of Tennessee Inc.

Cobrek Pharmaceuticals, Inc.

PBM Holdings, LLC

PBM Canada Holdings, LLC

By:	/s/ Judy L. Brown
	Name:	Judy L. Brown
	Title:	Executive Vice President

[Signature Page to First Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Gregory S. Clarke
	Name:	Gregory S. Clarke
	Title:	Vice President

[Signature Page to First Supplemental Indenture]